EXHIBIT 24

EXECUTION COPY

FIRST SUPPLEMENT TO PRICE SHARED LIABILITY AGREEMENT

THIS FIRST SUPPLEMENT TO PRICE SHARED LIABILITY AGREEMENT (this “First Supplement”), dated as of November 8, 2002, is made by DAVID G. PRICE, individually and as Trustee of the David G. Price Trust dated March 5, 1998, as amended (together, “David Price”), and DALLAS P. PRICE, individually (“DPP”) and as Trustee of the Dallas P. Price Trust dated May 14, 1998, as amended (the “DPP Trust” and together with DPP, “Dallas Price”).

RECITALS

A.    David Price and Dallas Price entered into that certain Price Shared Liability Agreement, dated as of May 14, 2002 (the “Shared Liability Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given them in the Shared Liability Agreement.

B.    In order to obtain concessions from the AGC Lenders, each of David Price and Mountaingate Land L.P. provided various collateral for the benefit of the lenders to AGC, as more particularly described in the Shared Liability Agreement. In order to avoid a foreclosure on such collateral that would be triggered by a failure to provide certain required substitute collateral as described in the Shared Liability Agreement and as amended by that certain Collateral Agency and Intercreditor Agreement, dated as July 19, 2002 (as amended by that certain Amendment and Extension dated September 30, 2002 and that Amendment and Extension dated as of November 5, 2002 (the “Collateral Agency Agreement”)) (the “Required Alternate Collateral”), David Price intend to enter into a proposed Credit Support Agreement (“Credit Support Agreement”), by and among David Price, as borrowers, and Masters Funding LLC, as lender (“Lender”). Each of GS Capital Partners 2000, L.P., Whitehall Street Global Real Estate Limited Partnership, 2001, and SOF-VI U.S. Holdings, LLC intends to execute the Credit Support Agreement solely for the purpose of guaranteeing the obligations of Lender under the Credit Support Agreement, as lender guarantors. Pursuant to the proposed Credit Support Agreement, Lender will agree to provide certain credit support on behalf of David Price to permit David Price to provide the Required Alternate Collateral.

C.    Further, in order to obtain an amendment and extension of the Collateral Agency Agreement, (i) David Price shall pledge 354,938 shares of common stock of National Golf Properties, Inc. (“NGP”) and 1,107,620 common limited partnership units of National Golf Operating Partnership, L.P. (“NGOP”) pursuant to an Amended and Restated Stock and Partnership Interest Pledge Agreement (the “David Price Pledge Agreement”) in favor of BNY Midwest Trust Company, (“BNY”) as collateral agent for the sole benefit of the Purchasers (as defined therein) and (ii) Dallas Price shall pledge 336,737 shares of common stock of NGP and 68,333 common limited partnership units of NGOP pursuant to a Stock and Partnership Interest Pledge Agreement in favor of BNY as collateral agent for the sole benefit of the Purchasers (as defined therein) (the “Dallas Price Pledge Agreement” and together with the David Price Pledge Agreement, the “BNY Pledge Agreements”).

D.    In return for the aforementioned credit support, Lender has required, among other things, that David Price secure the full amount of such credit support with a pledge of 2,148,074 common limited partnership units of NGOP, pursuant to a proposed Partnership Interest Pledge Agreement in favor of Lender (the “David Price/Lender Pledge Agreement”).

D.    Additionally, Lender has required that the DPP Trust secure such credit support with a pledge of 594,930 common limited partnership units of NGOP pursuant to a proposed Partnership Interest Pledge Agreement in favor of Lender (the “Dallas Price/Lender Pledge Agreement” and together with the David Price/Lender Pledge Agreement and the BNY Pledge Agreements, the “Pledge Agreements”).

E.    Pursuant to Section 4 of the Shared Liability Agreement, Dallas Price agreed that, if in connection with the provision of the Required Alternate Collateral, David Price pledges David Price’s interest in NGOP or National Golf Properties, Inc. (“NGP” and collectively with NGOP, the “Companies”), Dallas Price would provide 50% of the amount of such interests, in kind, to be made subject to such pledge, or the cash equivalent thereof.

F.    David Price and Dallas Price hereby intend by this First Supplement to memorialize their understanding that the transactions with Lender are intended to be subject to the Shared Liability Agreement as provided herein.

NOW, THEREFORE, in consideration of the above recitals for other and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.    Consent.  Dallas Price hereby acknowledges and agrees that: (A) David Price is entering into the David Price Pledge Agreement; (B) David Price is entering into a Credit Support Agreement to provide the Required Alternate Collateral, pursuant to which David Price will pledge the Collateral (each as defined under the David Price Pledge Agreement) as security for David Price’s obligations thereunder, and Dallas Price shall be obligated to provide fifty percent (50%) of the Collateral pursuant to Section 4 of the Shared Liability Agreement; and (C) such Required Alternate Collateral to the AGC Lenders shall be in the form of cash collateral in favor of the AGC Lenders or the AGC Lenders’ collateral agent given on behalf of David Price.

2.    Shared Risk for Pledge of Securities to Alternative Collateral Lenders.  The parties hereto intend that each party shall bear one-half of the risk under the Pledge Agreements to Lender as if both parties were party to each of the Pledge Agreements. In addition to any specific provisions set forth herein, David Price shall manage the arrangements necessary to perform his obligations under the Loan Documents (as defined in the Credit Support Agreement) so as to insure that Dallas Price at no time loses more shares of stock or number of units in the Companies, than he loses. In furtherance thereof, all rights and remedies, including any right of subrogation, shall inure equally to each party.

3.    Foreclosure on Pledged Collateral.  If, for any reason, Lender were to foreclose upon any portion of the securities pledged by David Price to Lender or BNY, then Dallas Price will provide David Price with fifty percent (50%) of such foreclosed portion, in kind. Similarly, if, for any reason, Lender were to foreclose upon any portion of the securities pledged by the DPP Trust to Lender or BNY, then David Price will provide Dallas Price with fifty percent (50%) of such foreclosed portion, in kind, or the cash equivalent thereof.

4.    Limited Recourse.  Notwithstanding anything herein to the contrary, the parties agree that the only recourse with respect to the liability of Dallas Price to David Price hereunder shall be to fifty percent (50%) of Dallas Price’s interests in the Companies and that David Price shall not seek any personal judgment against Dallas Price under the Shared Liability Agreement or this First Supplement. Similarly, the parties agree that the only recourse with respect to the liability of David Price to Dallas Price hereunder shall be fifty percent (50%) of David Price’s interests in the Companies and that Dallas Price shall not seek any personal judgment against David Price under the Shared Liability Agreement or this First Supplement.

5.    Ratification of Obligations under Shared Liability Agreement.  Except as specifically amended or supplemented hereby, the parties reaffirm their respective obligations under the Shared Liability Agreement in all respects.

6.    No Third Party Beneficiaries.  This First Supplement has been entered into by the parties hereto for their sole benefit and protection and no other person or entity shall have any rights or interest hereunder.

7.    Miscellaneous.  This First Supplement shall be governed by and construed in accordance with, the law of the state of California without regard to conflicts of law principles. This First Supplement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to Price Shared Liability Agreement to be duly executed and delivered as of the day and year first above written.

/s/ David G. Price
DAVID G. PRICE, individually and as Trustee of the David G. Price Trust dated March 5, 1998, as amended

/s/ Dallas P. Price
DALLAS P. PRICE, individually and as Trustee of the Dallas P. Price Trust dated May 14, 1998, as amended

FIRST SUPPLEMENT TO PRICE SHARED LIABILITY AGREEMENT

S-1